UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   October 29, 2007

WESTMORELAND COAL COMPANY
(Exact Name of Registrant as Specified in Charter)

Delaware	001-11155	23-1128670
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 North Cascade Avenue, 14th Floor, Colorado Springs, CO       80903
(Address of Principal Executive Offices)                                       (Zip Code)

Registrant’s telephone number, including area code: (719) 442-2600

                                                  Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

             Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. and Item 2.03.    Entry into a Material Definitive Agreement and Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On October 29, 2007, Westmoreland Resources, Inc ("Resources"), a wholly-owned subsidiary of Westmoreland Coal Company ("Westmoreland"), executed a Business Loan Agreement ("Agreement") dated October 29, 2007 with First Interstate Bank, a Montana corporation.

The Agreement provides Resources with Term Debt of $8.5 million and a Revolving credit facility of $20 million. The Term Debt requires sixteen quarterly payments of principal and interest with the final payment due September 29, 2011. The Revolving credit facility matures October 28, 2008. Interest on both notes is payable at the prime rate published in the “Money Rate” section of the Wall Street Journal (7.75% on October 29, 2007). The two notes are collaterized by the inventory, chattel paper, accounts, equipment and intangibles of Resources. The Agreement requires Resources to comply with certain covenants and minimum financial ratio requirements related to debt coverage, tangible net worth and capital expenditures. Westmoreland is guarantor of the notes and further provided collateral of 100% of the common stock of Resources.

The Agreement replaces the Revolving Line of Credit of $14 million to Westmoreland. The outstanding balance of $11.2 million of that facility was fully repaid to First Interstate Bank on October 29, 2007.

Item 9.01.    Financial Statements and Exhibits

          (c)   Exhibits

10.1	Business Loan Agreement dated October 29, 2007 between Westmoreland Resources, Inc., a Delaware corporation, and First Interstate Bank, a Montana corporation.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTMORELAND COAL COMPANY

Date: November 2, 2007	By: /s/ David J. Blair
David J. Blair
Chief Financial Officer and Treasurer
(A Duly Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description

10.1	Business Loan Agreement dated October 29, 2007 between Westmoreland Resources, Inc., a Delaware corporation, and First Interstate Bank, a Montana corporation.